EXHIBIT 99.1

Broadridge Acquires FundAssist to Further Expand Regulatory Communications Capabilities for Asset Managers
Extends Existing Governance and Communications Business to European Markets

LAKE SUCCESS, N.Y., May 9, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR), a global fintech leader, has completed the acquisition of FundAssist Limited, a regulatory, marketing and sales solutions service provider to the global investments industry. Based in Dublin, Ireland, FundAssist is a natural extension of Broadridge’s governance and communications business and brings a complete suite of capabilities to enable the composition, management and distribution of digitized regulatory and disclosure documents for global fund managers distributing in Europe.

Using an advanced, flexible technology platform, FundAssist’s data-driven, end-to-end solution includes support for Key Information Documents (UCITS KIID & PRIIPs KID), financial disclosure statements, fact sheets, translation and document and data dissemination.

“Broadridge is already a leading service provider for the North American fund industry. The addition of FundAssist will further extend those capabilities to the European fund market, helping clients to get ahead of today’s challenges to capitalize on what’s next,” said Patricia Rosch, head of Broadridge’s international Investor Communication Solutions business. “The FundAssist team brings an exceptional depth of expertise and shares our commitment to client service excellence. FundAssist’s broad and tightly related product offerings are well-positioned to continue to grow in a fragmented market, where asset managers are increasingly migrating from legacy in-house or third party systems and consolidating disparate point solutions with a single vendor.”

“Becoming part of Broadridge will enable FundAssist to accelerate its market reach and enhance its client service experience by tapping into Broadridge’s scale and relationships as a globally recognized fintech leader,” said Jim O’Reilly, Managing Director, FundAssist. “It is a privilege to be part of Broadridge’s international expansion strategy, and we look forward to helping a growing number of global funds increase efficiency and transform their compliance frameworks in response to new regulations in the European markets.”

Arma Partners acted as financial and strategic advisor to FundAssist. Terms of the deal were not disclosed.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR), a $4 billion global fintech leader, provides investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 10,000 full-time associates in 16 countries. For more information about Broadridge, please visit: www.broadridge.com.

Investors:

W. Edings Thibault
Head of Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Linda Namias
Corporate Communications
+1 631-254-7711
Linda.Namias@broadridge.com